EXHIBIT 4.1

NEITHER THIS NOTE NOR ANY SECURITIES ISSUABLE UPON THE CONVERSION OR EXCHANGE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR ANY SECURITIES ISSUABLE UPON THE CONVERSION OR EXCHANGE HEREOF MAY BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.


                    SECOND AMENDED, RESTATED AND CONSOLIDATED
                       8.00% SUBORDINATED CONVERTIBLE NOTE
                              DUE DECEMBER 2, 2009

$1,299,402 (as may be modified by allonges to this Note)  As of December 1, 2004


     FOR VALUE RECEIVED, COMFORCE Corporation, a Delaware corporation (the "Company"), hereby promises to pay to Fanning CPD Assets, Limited Partnership, or its registered assigns (the "Holder"), on December 2, 2009 (the "Maturity Date"), the original principal amount of $1,299,402 plus such additional principal amounts as may from time to time be evidenced by allonges to this Note and less such principal amounts as may from time to time be repaid as evidenced by allonges to this Note, and to pay interest on the principal amount hereof outstanding from time to time, in such amounts, at such times and on such terms and conditions as are specified herein.

     This Note is being issued in replacement of that certain 8.00% Amended and Restated Subordinated Convertible Note due December 2, 2009 dated December 1, 2003, in the principal amount of $7,420,291.12, together with allonges in respect of capitalized interest of $296,811.66 as of June 1, 2004 and $308,684.12 as of December 1, 2004, which Amended and Restated Subordinated Convertible Note in turn replaced those certain 8.00% Subordinated Convertible Notes due December 2, 2009 dated September 21, 2001 in the principal amount of $8,000,000.00, dated December 1, 2001 in the principal amount of $120,888.89, dated June 1, 2002 in the principal amount of $324,835.56, dated December 1, 2002 in the principal amount of $337,828.98, dated June 1, 2003 in the principal amount of $351,342.14 and dated December 1, 2003 in the principal amount of $285,395.82, less $2,000,000.00 in principal amount retired as of September 26, 2003 (collectively, the "Old Notes"). This Note replaces the Old Notes, which are hereby terminated, void and of no further effect.

Article 1.  Interest

     Interest shall accrue on the unpaid principal amount of this Note at the rate of eight percent (8.00%) per annum. Interest shall be due and payable on this Note (i) semi-annually on June 1 and December 1 in each year commencing on June 1, 2005 and continuing until the Maturity Date (each, an "Interest Payment Date"), except that any and all interest accrued and unpaid on this Note from and after June 1, 2009 shall be due and payable on the Maturity Date instead of the Interest Payment Date of December 1, 2009, or (ii) upon earlier acceleration of this Note. The record date for payment of interest shall be fifteen (15) days before each Interest Payment Date. Interest shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. Interest shall be paid in cash or, at the option of the Company, in kind through the addition to principal hereunder of the amount of accrued interest due and payable as of any Interest Payment Date, in each instance as evidenced by an allonge to this Note. In the event this Note is converted in whole or in part into other securities of the Company in accordance with its terms, all interest accrued on the principal amount so converted shall be included as a part of the sum converted and shall accordingly thereafter not be payable to the Holder.

Article 2.  Method of Payment, Subordination

     (a) Each cash payment under this Note shall be in immediately available funds in accordance with the written instructions of the Holder, and each payment in kind of interest under this Note shall be evidenced by an allonge stating that interest in the specified amount has been paid through its addition to principal. In the case of cash payments, in the absence of such instructions, the Company shall make the payment by check timely delivered to the Holder.

     (b) (i) This Note is an unsecured obligation of the Company and is subordinate in right of payment to the prior payment in full in cash of all of the Company's present and future liabilities, indebtedness and obligations (including, without limitation, all principal, interest (including interest at the contracted for rate accruing after the commencement of a Proceeding (as defined below) in which the Company or any Affiliate thereof is a debtor, whether or not a claim for such interest is an allowed claim in any such Proceeding), fees, indemnities, reimbursement of drawings under letters of credit, expenses and other amounts) under the Company's senior secured credit facilities (as amended from time to time) provided by PNC Bank, N.A. and the other lenders party thereto from time to time as well as any senior secured credit facilities provided by any lenders that refinance, refund or replace such senior secured credit facilities (collectively, "Senior Indebtedness"). Notwithstanding anything to the contrary herein contained, except as provided below in the case of a Proceeding, no payments of interest, principal or other amounts shall be made hereunder if and so long as any default has occurred and is continuing under any other debt instruments or agreements of the Company or instruments or agreements guaranteed by the Company (including without limitation any "Default" or "Event of Default" that may occur under (and as such terms are defined in the documents evidencing) the Senior Indebtedness) or is likely to occur as a result of any such payment hereunder. Unless and until any such default has occurred and is continuing (including without limitation any "Default" or "Event of Default" that may occur under the Senior Indebtedness), the Company may pay to the Holder regularly scheduled installment payments of principal, interest, or both, as the case may be, pursuant to the terms of this Note.

          (ii) Upon any payment or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, payments or distributions payable to the holder of this Note by virtue of the terms of any indebtedness which is subordinated in right of payment to this Note and, payable to the holder of this Note by virtue of any subordination agreement in which the holder of this Note is a senior creditor (such


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

     payment or distribution being hereinafter referred to as a "Subordinated Payment")), by set-off or otherwise, to creditors in any liquidation or other winding-up of the Company or in the event of any receivership, insolvency, reorganization or bankruptcy proceeding, assignment for the benefit of creditors or any proceeding by or against the Company for any relief under any bankruptcy, reorganization or insolvency law or laws, Federal or state, or any law, Federal or state, relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension of indebtedness (each, a "Proceeding"), the holders of Senior Indebtedness shall first be entitled to receive payment in full in cash, in accordance with the terms thereof and of this Article 2(b), of all amounts payable under or in respect of such Senior Indebtedness, before any payment or distribution (including, without limitation, Subordinated Payments) is made on, or in respect of, any indebtedness arising under this Note, and, in any such Proceeding, any distribution or payment, to which the holders of Senior Indebtedness would be entitled except for the provisions hereof (including, without limitation, Subordinated Payments), shall be paid by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to the holders of Senior Indebtedness (or to their agent or representative) to the extent necessary to pay all such Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to the holder of such Senior Indebtedness.

          (iii) In the event that, notwithstanding the foregoing, in any such Proceeding any payment or distribution of any assets of the Company, of any kind or character, whether in cash, property or securities, by set-off or otherwise, shall be received by the holder of this Note, (including, without limitation, Subordinated Payments) before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received (whether or not such payment or distribution shall have been made in accordance with a plan of reorganization or arrangement approved in bankruptcy or other proceedings) in trust on behalf of the holders of Senior Indebtedness and shall be paid over to the holders of Senior Indebtedness (or to their agent or representative) for application to the payment of all Senior Indebtedness remaining unpaid until such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. In the event of the failure of the holder of this Note to endorse or assign to the holders of Senior Indebtedness (or their agent or representative) any such payment or distribution, the holders of Senior Indebtedness are hereby irrevocably authorized to endorse or assign the same on behalf of the holder of this Note.

          (iv) By its acceptance of this Note, the holder hereof agrees that without notice to or consent by it (a) the liability of the Company in respect of any Senior Indebtedness may, in whole or in part, be renewed, extended, modified, restated, released, replaced, refinanced or refunded by the holders of Senior Indebtedness and the relevant documents governing Senior Indebtedness may be amended or supplemented, as such holders of Senior Indebtedness may deem advisable, (b) any collateral and/or security interests in respect of Senior Indebtedness may, from time to time, in whole or in part, be exchanged, released, not perfected, not timely perfected, sold or surrendered by the holders of Senior Indebtedness, (c) the amount of the Senior Indebtedness may, from time to time, be increased through further loans, or otherwise, (d) any deposit balance or balances to the credit of the Company may, from time to time, in whole or in part, be surrendered or released by the holders of Senior Indebtedness, and (e) any of the provisions hereof may be waived partially or entirely by the holders of Senior Indebtedness as to some of the 8.00% Subordinated Convertible Notes of the Company but not other 8.00% Subordinated Convertible Notes of the Company, all without impairing or in any way affecting the subordination of this Note contained in this Article 2(b); nor shall the subordination of this Note herein contained be impaired or affected in any way by any other action, inaction or omission in respect of the Senior Indebtedness or this Agreement. No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

Article 3.  Conversion

     Section 3.1. Holder's Right to Convert. The outstanding principal of this Note and interest accrued hereon through the date of conversion may, at the option of the Holder at any time prior to the Maturity Date, be converted, in whole or in part, into Common Stock of the Company at a conversion price of One Dollar and Seventy Cents ($1.70) per share, as adjusted (the "Conversion Price"); provided, however, that if such conversion would result in a "Change of Control" as defined in Section 1.1 of the Indenture governing the 12% Senior Notes due 2007 (the "Senior Notes"), each dated November 26, 1997, as amended
(the "Indenture"), unless and until all of the Senior Notes have been fully paid, this Note shall be convertible into a like number of shares of a series of non-voting Preferred Stock having a nominal liquidation preference (but no other preferences), which in turn will be convertible into Common Stock at the Holder's option at any time so long as such conversion would not result in a Change of Control under the Indentures ("Non-Voting Preferred Stock"), all in accordance with designations of rights and preferences reasonably acceptable to the Holder to be filed with the Secretary of State of Delaware upon the Holder's request.

     Section 3.2. Conversion Mechanics. Before the Holder shall be entitled to convert this Note into shares of Common Stock or Non-Voting Preferred Stock pursuant to Section 3.1, the Holder shall surrender this Note to the Company, accompanied by a written notice of election to convert in the form attached hereto specifying the date of conversion, which shall be at least 61 days after such notice is sent. The Holder shall not be prohibited from withdrawing its election to convert at any time prior to the date fixed for conversion. The Company shall, on the specified conversion date or as soon thereafter as is practicable, issue and deliver at such office to the Holder, a certificate or certificates for the number of shares of Common Stock or Non-Voting Preferred Stock to which the Holder shall be entitled. The Company shall not issue a fractional share of any equity security otherwise issuable upon the conversion of this Note. Instead, the Company shall pay, in lieu of any fractional share, the cash value thereof based on the last reported sale price of Common Stock on the date of conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of securities upon the conversion of this Note.

     Section 3.3 Adjustments.

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

     (a) In the event the Company should at any time or from time to time following the initial date of issuance of this Note fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price, as applicable, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate of the number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable with respect to such Common Stock Equivalents.

     (b) If the number of shares of Common Stock outstanding at any time following the initial date of issuance of this Note is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of this Note shall be decreased in proportion to such decrease in outstanding shares.

     (c) If the Common Stock issuable upon conversion of this Note shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassifications or otherwise (other than a Business Consolidation Transaction as defined in Section 3.3(e)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that this Note shall be convertible into, in lieu of the number of shares of Common Stock or Non-Voting Preferred Stock that the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of this Note immediately before that change.

     (d) In the event the Company intends to declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights, then, in each such case, it shall provide notice to Holder of such intended distribution and afford the Holder the opportunity to (i) determine if it would be in its interest to convert this Note in accordance with the terms of Article 3, and
(ii) effect such conversion prior to the proposed distribution of securities.

     (e) If at any time or from time to time the Common Stock or Non-Voting Preferred Stock issuable upon conversion of this Note shall be changed into the same or different number of shares of any other class or classes of stock in a Business Consolidation Transaction (as defined below), provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the Common Stock deliverable upon such conversion would have been entitled as a result of Business Consolidation Transaction.

In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 3 with respect to the rights of the Holder to the end that the provisions of this Article 3 shall be applicable after that event as nearly equivalent as is practicable. For the purposes of this Section 3.3, a "Business Consolidation Transaction" shall be deemed to occur if the Company shall (i) sell, convey, lease or otherwise dispose of all or substantially all of its property or business, (ii) enter into a compulsory share exchange pursuant to which the Common Stock is converted into the right to receive other cash or other securities or property, (iii) merge into or consolidate with any other corporation or other business entity or (iv) effect any other like transaction not provided for elsewhere in this Section 3.3.

     (f) Notwithstanding anything to the contrary herein contained, no adjustment of the Conversion Price or any conversion ratio shall be made based upon the issuance of Common Stock (or any other securities convertible into Common Stock) under a dividend reinvestment or employee benefit plan or program, or in lieu of the payment of cash interest, or upon the issuance of rights under a shareholder rights plan.

     (g) If any action would require adjustment of the conversion ratio pursuant to more than one of the provisions of this Section 3.3, only one adjustment will be made with respect to that action and such adjustment will be the amount of the adjustment that has the highest value to the Holder.

     Section 3.4. Restrictions on Transfer. This Note and any securities issuable upon the conversion hereof have not been registered under the Securities Act of 1933 (the "Act") and this Note and such securities may not be offered for sale, sold or otherwise transferred unless such offer, sale or other transfer is registered under the Act or such securities or such transfer is exempt from such registration. Notwithstanding the foregoing, the Holder may transfer this Note or securities issuable upon conversion hereof to any other person that directly or indirectly controls, or is under common control with, or is controlled by, the Holder and, if the Holder is an individual, the individual's spouse and any trust whose principal beneficiary is, or limited partnership whose equity holders are, such Holder and/or one or more members of such Holder's immediate family (including parents, siblings, spouse and children, whether by birth or by adoption) of such individual.

Article 4.  Prepayment

     This Note may be prepaid in whole or in part at any time, provided that (i) the closing price of the Common Stock shall have been at least 125% of the Conversion Price for the 20 consecutive trading days ended within five days prior to the date the Company advises the Holder of its election to prepay this Note and (ii) for any prepayment to be effected prior to November 30, 2006, a prepayment premium equal to the percentage specified below (of the amount of principal prepaid) shall be paid at the time of such prepayment:

     (a) from December 1, 2004 to November 30, 2005, 2% of the principal prepaid; and

     (b) from December 1, 2005 to November 30, 2006, 1% of the principal prepaid.

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

     The Company shall provide to the Holder notice of its election to prepay this Note (or any portion hereof) at least 10 business days prior to prepayment and shall afford the Holder the right to convert this Note to Common Stock at any time prior to the date fixed for prepayment (which prepayment date shall not be more than 20 business days after the date such notice is mailed by the Company). Any prepayments shall be made ratably among this Note and any other Series Notes based upon the outstanding principal amount thereof.

Article 5.  Reports

     The Company will mail to the Holder hereof at the address as shown in the records of the Company a copy of any report or proxy statement that it gives to its stockholders generally at the time such report or statement is sent to stockholders.

Article 6.  Defaults and Remedies

     Section 6.1. Events of Default. An "Event of Default" occurs if (a) the Company fails to make the payment of the principal of, and interest on, this Note when the same becomes due and payable, and such failure continues for 30 days, (b) the Company fails to comply with any of its other obligations under this Note, and such failure continues for the period and after the notice specified below, or (c) the Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case;
(iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 90 days.

     As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     A default under clause (b) above is not an Event of Default until the holders of at least 25% of the aggregate outstanding principal amount of the Series Notes notify the Company of such default and the Company does not cure it within 30 days after the receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default."

     Section 6.2. Default Rate Interest. From the date of the occurrence of an Event of Default and until cured or until this Note is paid in full, this Note shall bear interest at the rate of ten percent (10%) per annum.

     Section 6.3. Acceleration. If an Event of Default is not cured within the requisite period, the holders of 25% of the aggregate outstanding principal amount of the Series Notes may declare the Series Notes to be immediately due and payable; provided, however, that such


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

acceleration of the Series Notes may be rescinded by the consent of the holders of at least a majority of the aggregate outstanding principal amount of the Series Notes if the Event of Default has been cured.

Article 7.  Registered Notes

     Section 7.1. Record Ownership. The Company shall maintain a register of the holders of the Series Notes (the "Register") showing their names and addresses and the principal amounts and dates of Notes issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Note in the Register as the sole owner of this Note. The Holder of this Note is the person exclusively entitled to receive payments of principal and interest on this Note, receive notifications with respect to this Note, and otherwise exercise all of the rights and powers as the absolute owner hereof.

     Section 7.2. Registration of Transfer. Permitted transfers of this Note may be registered on the Register. Permitted transfers shall be registered when this
Note is presented to the Company with a request to register the transfer hereof and the Note is duly endorsed by the appropriate person, reasonable assurances are given that the endorsements are genuine and effective, and the Company has received evidence satisfactory to it that such transfer is in compliance with all applicable laws, including tax laws and state and federal securities laws. When this Note is presented for transfer and duly transferred hereunder, it shall be canceled and a new Note showing the name of the transferee as the record holder thereof shall be issued in lieu hereof. When this Note is presented to the Company with a reasonable request to exchange it for an equal principal amount of Notes of other denominations, the Company shall make such exchange and shall cancel this Note and issue in lieu thereof Notes having a total principal amount equal to this Note in the denominations requested by the Holder. The Company may charge a reasonable fee for any registration of transfer or exchange other than one occasioned by a notice of prepayment or the conversion hereof.

     Section 7.3. Worn and Lost Notes. If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Note in lieu hereof upon its surrender. Where the Holder of this Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a new Note in place of the original Note if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Note has been acquired by a bona fide purchaser and, if required by the Company, the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article 8.  Notices

     Except as otherwise provided in this Note, any notice which is required or convenient under the terms of this Note shall be duly given if it is in writing and (i) delivered in person, (ii) mailed by first class mail, postage prepaid,
(iii) sent by facsimile  transmission,  or (iv) sent by
private overnight mail service (such as Federal Express) and directed to the Holder of the Note at the Holder's address as it appears in the records of the Company or to the Company at its principal executive offices. Such notice shall be effective, when personally delivered, upon receipt; when sent by first class mail, four business days after deposit with the United States Postal Service; when sent by facsimile transmission, upon receipt of confirmation of transmission; or when sent by private overnight mail service, the next business day after deposit.

Article 9.  Time

     Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Note. Where time is extended by virtue of the provisions of this Article 9, such extended time shall not be included in the computation of interest.

Article 10.  Rules of Construction

     In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof.

Article 11.  Governing Law

     The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the State of New York applicable to agreements that are negotiated, executed, delivered and performed solely in the State of New York.

IN WITNESS WHEREOF, the Company has duly executed this Note on December 8, 2004 effective as of December 1, 2004.

                                            COMFORCE CORPORATION


                                            By:
                                               ---------------------------------
                                                Name:
                                                Title:

                        NOTICE OF CONVERSION OR EXCHANGE

         [To be completed and signed only upon conversion or exchange of Note]

The undersigned, the Holder of this Note, hereby irrevocably elects to exercise the right to convert it into securities of COMFORCE Corporation, effective as of ___________________________ (which shall be a date at least 61 days after this notice is sent), as follows:

[Complete if less than                 Dollars ($                )*
all of principal amount                ----------------------------
is to be converted]

                                    __________________________________________

                                    (Name of Holder of shares if different than registered Holder of Note)


                                    __________________________________________
                                    (Address of Holder if different than address of registered Holder of Note)


                                    __________________________________________
                                    (Social Security or EIN of Holder of shares if different than Holder of Note)

     *If the principal amount of the Note to be converted is less than the entire principal amount thereof, a new Note for the balance of the principal amount shall be returned to the Holder of the Note.


Date:________________      Sign:_____________________________________
                                  (Signature must conform in all respects
                                   to name of Holder shown on face of this
                                   Note)

                               Assignment of Note


         The undersigned hereby sell(s) and assign(s) and transfer(s) unto

________________________________________________________________________
                  (name, address and SSN or EIN of assignee)

__________________________________________________Dollars ($______________)

of principal amount of this Note together with all accrued interest hereon.


Date:________              Sign:__________________________________________
                                 (Signature must conform in all respects to name of Holder shown on face of Note)

                                 FORM OF ALLONGE
                                       to
        the Second Amended, Restated and Consolidated 8.00% Subordinated
  Convertible Note due December 2, 2009 dated December 1, 2004 in the original principal amount of $1,299,402 of COMFORCE Corporation


As of [____________], the Second Amended, Restated and Consolidated 8.00% Subordinated Convertible Note due December 2, 2009 dated December 1, 2004 in the original principal amount of $1,299,402 of COMFORCE Corporation is hereby further amended to include the additional principal amount of $[_______________] representing the payment of interest under such Note for the period from [_______________] to [_________________].

Executed this [          ] day of [          ].

COMFORCE Corporation



By: __________________________________
Its:  __________________________________

                                       OR

As of [_____________________], the Second Amended, Restated and Consolidated 8.00% Subordinated Convertible Note due December 2, 2009 dated December 1, 2004 in the original principal amount of $1,299,402 of COMFORCE Corporation is hereby further amended to evidence the repayment by COMFORCE Corporation of principal in the amount of $[_________________] as of [_________________].

Executed this [          ] day of [          ].

COMFORCE Corporation



By: __________________________________
Its:  __________________________________


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